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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 25, 2008, relating to the financial statements of DIRECTV HOLDINGS LLC (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 25, 2008, relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Selected Historical Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Los Angeles, California
October 3, 2008

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  Exhibit 23.1